Exhibit 10.1

COHERUS BIOSCIENCES, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of August 21, 2017 (the “Effective Date”), by and among Coherus BioSciences, Inc., a Delaware corporation (the “Company”) and V-Sciences Investments Pte Ltd, a private limited Singapore company (the “Purchaser”).

WHEREAS, the Company desires additional capital for the completion of development and registration of its CHS-1701 biosimilar product candidate (“CHS-1701”), the launch of CHS-1701, the development and registration of its CHS-1420 biosimilar product candidate and for general corporate purposes.

WHEREAS, the Company is seeking United States Food and Drug Administration (“FDA”) marketing approval for its CHS-1701 biosimilar product candidate (the “Approval”).

WHEREAS, the Purchaser desires to purchase, and the Company has agreed to sell, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in an initial tranche of $75,000,000.00.

WHEREAS, Purchaser desires to invest an aggregate amount of up to $150,000,000.00 total, Purchaser desires to conduct in good faith a financial evaluation to support the purchase of a subsequent tranche of $75,000,000.00 after the receipt of the Approval.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

SECTION 1. AUTHORIZATION OF SALE OF SECURITIES.

The Company has authorized the sale and issuance of shares of its Common Stock to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The shares of Common Stock that may be sold to the Purchaser hereunder at the at the Initial Closing and the Subsequent Closing (each as defined in SECTION 3) shall be referred to as the “Shares.”

SECTION 2. AGREEMENT TO SELL AND PURCHASE THE SHARES.

2.1 Initial Purchase.

(a) At the Initial Closing, the Company will issue, sell and deliver to the Purchaser, and the Purchaser will purchase from the Company (the “Initial Purchase”), that number of shares of Common Stock (the “Initial Shares”) equal to seventy-five million dollars ($75,000,000.00) divided by the Initial Purchase Price, round to the nearest share, where the “Initial Purchase Price” shall be equal to the product of:

i.	(x) the volume weighted average price (“VWAP”) for the Common Stock based on the ten consecutive trading days ending on (an including) August 18, 2017 (the “10-Day VWAP”), (1) if the consolidated closing bid price for the Common Stock as of 4:00 p.m., New York City time on August 18, 2017, as reported by the Company’s representative at Nasdaq’s Market Intelligence Desk (the “August 18 Price”), is lower than the 10-Day VWAP by less than 10% of the 10-Day VWAP or (2) the August 18 Price is greater than the 10-Day VWAP by less than 10% of the 10-Day VWAP, and (y) otherwise, the average of the 10-Day VWAP and the August 18 Price (such amount, the “Pre-Discount Price”); and

ii.	(x) 0.96, (1) if the August 18 Price is lower than the 10-Day VWAP by less than 10% of the 10-Day VWAP or (2) the August 18 Price is greater than the 10-Day VWAP by less than 10% of the 10-Day VWAP, and (y) otherwise, 0.97.

(b) For illustrative purposes only, if the 10-Day VWAP were $13.00 and the August 18 Price were $14.00, the Pre-Discount price would have been $13.00 and the Initial Purchase Price would have been $12.48, if the 10-Day VWAP were $13.00 and the August 18 Price were $15.00, the Pre-Discount price would have been $14.00 and the Initial Purchase Price would have been $13.58, and if the 10-Day VWAP were $13.00 and the August 18 Price were $11.00, the Pre-Discount price would have been $12.00 and the Initial Purchase Price would have been $11.64.

(c) Based on the actual August 18 Price and the actual 10-Day VWAP, the Initial Purchase Price is $11.4397 and 6,556,116 shares will be sold in the Initial Purchase.

2.2 Subsequent Purchase.

(a) If the Company receives the Approval, promptly following the Approval, the Purchaser shall use its commercially reasonable efforts to commence financial due diligence and evaluation on the Company to support the purchase of a subsequent tranche of shares of the Company’s Common Stock within 60 days of the Approval (the “Subsequent Purchase”). The purchase price per share for the Subsequent Purchase (the “Subsequent Purchase Price”) shall be determined based on a discount to a prevailing VWAP for the Company’s Common Stock as then quoted on the Trading Market for a number of days prior to the Subsequent Closing (the “Subsequent Pre-Discount Price”), with the applicable discount to be negotiated in good faith based on prevailing market conditions, including but not limited to the Subsequent Pre-Discount Price, and with the definitive Subsequent Purchase Price to be agreed upon in writing by the Company and the Purchaser in advance of the Subsequent Closing. The number of shares of Common Stock purchased by the Company shall equal $75,000,000.00 divided by the Subsequent Purchase Price, round to the nearest share (such shares, the “Subsequent Shares”).

(b) Purchaser shall have no obligations pursuant to Section 2.2(a), and may suspend any commenced diligence, evaluation or negotiation efforts, if the Company (i) is in material breach of any of its representations and warranties in Section 4 or any of its covenants under SECTION 7 and such breach has not been cured in all material respects, (ii) is in material breach of any of its representations, warranties or covenants contained in the Registration Rights Agreement and such breach has not been cured in all material respects, or (iii) has experienced a Material Adverse Effect and such Material Adverse Effect is ongoing or remains uncured. Further, a binding obligation with respect to the Subsequent Purchase shall result only upon the mutual agreement of the parties with respect to the Subsequent Purchase Price, in addition to satisfaction of the applicable conditions to the Subsequent Closing and the other terms and conditions of this Agreement.

2.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City and Singapore are open for the general transaction of business.

(b) “Knowledge of the Company” shall mean, with respect to the Company, the knowledge of any of Dennis M. Lanfear, Jean-Frédéric Viret, Ph.D., Barbara K. Finck, M.D., Alan C. Herman, Ph.D., Peter K. Walter, Ph.D and Matthew R. Hooper. Such individuals will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof.

(c) “Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

(d) “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

(e) “Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the Closings (defined below) or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect under subclause (a) of this definition:

i.	any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

ii.	general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

iii.	any change that generally affects industries in which the Company and its subsidiaries conduct business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

iv.	changes in Laws after the date hereof, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

v.	changes in GAAP after the date of this Agreement, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

vi.	in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(v) of the definition).

(f) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(g) “Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B.

(h) “Trading Market” means The NASDAQ Global Market.

(i) “Transaction Agreements” means this Agreement and the Registration Rights Agreement.

SECTION 3. CLOSING, CLOSING CONDITIONS AND CLOSING DELIVERIES.

3.1 Initial Closing. The closing of the purchase and sale of the Initial Shares pursuant to this Agreement (the “Initial Closing”) shall occur at 5:00 p.m., Pacific time, on August 24, 2017, subject to the satisfaction or waiver of all of conditions set forth in Section 3.2 and the delivery of all of the closing deliveries set forth on Section 3.3 (such date the “Initial Closing Date”), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other time and place as may be agreed to by the Company and the Purchaser. At or prior to the Initial Closing, each of the Company and the Purchaser shall execute any related agreements or other documents required to be executed as of the Initial Closing hereunder, each dated as of the date of the Initial Closing.

3.2 Initial Closing Conditions.

(a) Mutual Closing Conditions. The respective obligations of each party for the Initial Closing is subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless waived:

i.	There shall have been no Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that is in effect and makes illegal or otherwise prohibits or materially delays the consummation of the Initial Closing.

ii.	The aggregate number of Initial Shares to be issued shall not equal or exceed 20.0% of either (a) the total number of shares of Common Stock outstanding on the date of the Initial Closing or (b) the total voting power of the Company’s securities outstanding on the Initial Closing that are entitled to vote on a matter being voted on by holders of the Common Stock.

iii.	In accordance with the Trading Market interpretations and guidelines relating to obtaining stockholder approval upon a change of control, the Company shall not issue to the Purchaser an aggregate number of Initial Shares such that the Purchaser would own, or have the right to acquire, 20.0% or more of the Company’s total number of shares of Common Stock outstanding or total voting power of the Company’s securities outstanding, upon the Initial Closing, unless and until the Company obtains stockholder approval in connection with such issuance.

(b) Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Initial Shares at the Initial Closing is subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless waived:

i.	The Company’s representations and warranties in SECTION 4 shall be true and correct in all material respects at the date of the Initial Closing, with the same force and effect as if they had been made on and as of said date.

ii.	The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Initial Closing, or any breach or failure to do so has been cured.

(c) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Initial Shares at the Initial Closing is subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless waived:

i.	The Purchaser’s representations and warranties in SECTION 5 shall be true and correct in all material respects at the date of the Initial Closing, with the same force and effect as if they had been made on and as of said date.

ii.	The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchaser on or before the Initial Closing, or any breach or failure to do so has been cured.

3.3 Initial Closing Deliveries.

(a) Payment of the Initial Purchase Price at Initial Closing. At the Initial Closing, the Purchaser shall deliver, or cause to be delivered, to the Company, an amount equal to seventy-five million dollars ($75,000,000.00) by wire transfer of immediately available funds to an account set forth on Exhibit A under the heading “Company Wire Information”.

(b) Issuance of the Initial Shares at the Initial Closing. At the Initial Closing, the Company shall issue or cause the Company’s transfer agent to issue to the Purchaser the Initial Shares in global form through a restricted book-entry account maintained by the Company’s transfer agent registered in the name of V-Sciences Investments Pte Ltd, representing the number of Initial Shares purchased by the Purchaser at the Initial Closing against payment of $75,000,000.00 (including providing a copy of the irrevocable instructions delivered by the Company to the Company’s transfer agent instructing the transfer agent to issue the Initial Shares to the Purchaser by crediting the Initial Shares to an account of the Purchaser on the transfer agent’s restricted book-entry system on the date of the Initial Closing and confirmation from the transfer agent that such Initial Shares were so issued on the date thereof).

(c) Registration Rights Agreement. At the Initial Closing, each of the Company and the Purchaser shall execute and deliver to the other party the Registration Rights Agreement in the form attached hereto as Exhibit B.

(d) Secretary’s Certificate. At the Initial Closing, the Purchaser shall have received a certificate signed by the Secretary of the Company, certifying (i) the resolutions of the Board of Directors of the Company approving this Agreement and all of the transactions contemplated hereunder and (ii) if the approval of any Committee of the Board of Directors of the Company is required to authorize this Agreement and all of the transactions contemplated hereunder, the appropriate resolutions of such Committee.

(e) Compliance Certificate. At the Initial Closing, the Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying to the fulfillment of the conditions set forth in Section 3.2(b).

(f) Legal Opinion. At the Initial Closing, the Purchaser shall cause to be delivered to the Purchaser the legal opinion of Latham & Watkins LLP in substantially the form of Exhibit C attached hereto.

3.4 Subsequent Closing. The closing of the purchase and sale of the Subsequent Shares pursuant to this Agreement (the “Subsequent Closing” and together with the Initial Closing, the “Closings”) shall occur at 5:00 p.m., Pacific time, on a date no later than sixty (60) calendar days after the Company’s receipt of the Approval, subject to the satisfaction or waiver of all of conditions set forth in Section 3.5 and the delivery of all of the closing deliveries set forth on Section 3.6 (such date the “Subsequent Closing Date”), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other time or place as may be agreed to by the Company and the Purchaser. At or prior to the Subsequent Closing, each of the Company and the Purchaser shall execute any related agreements or other documents required to be executed as of the Subsequent Closing hereunder, each dated as of the date of the Subsequent Closing.

3.5 Subsequent Closing Conditions.

(a) Mutual Closing Condition. The respective obligations of each party for the Subsequent Closing is subject to the fulfillment, on or before the Subsequent Closing, of each of the following conditions, unless waived:

i.	The waiting period applicable to the Initial Closing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 Act, if any, shall have expired or been terminated.

ii.	There shall have been no Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that is in effect and makes illegal or otherwise prohibits or materially delays the consummation of the Subsequent Closing.

iii.	The aggregate number of Shares to be issued shall not equal or exceed 20.0% of either (a) the total number of shares of Common Stock outstanding on the date of the Subsequent Closing or (b) the total voting power of the Company’s securities outstanding on the Subsequent Closing that are entitled to vote on a matter being voted on by holders of the Common Stock.

iv.	In accordance with the Trading Market interpretations and guidelines relating to obtaining stockholder approval upon a change of control, the Company shall not issue to the Purchaser an aggregate number of Shares such that the Purchaser would own, or have the right to acquire, 20.0% or more of the Company’s total number of shares of Common Stock outstanding or total voting power of the Company’s securities outstanding, upon the Subsequent Closing, unless and until the Company obtains stockholder approval in connection with such issuance.

(b) Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Subsequent Shares at the Subsequent Closing is subject to the fulfillment, on or before the Subsequent Closing, of each of the following conditions, unless waived:

i.	The Purchaser’s investment committee shall have approved the Subsequent Purchase; provided, for the avoidance of doubt, that the investment committee may decline to approve the Subsequent Purchase for any reason in its sole discretion.

ii.	The Company’s representations and warranties in SECTION 4 shall be true and correct in all material respects at the date of the Subsequent Closing, with the same force and effect as if they had been made on and as of said date.

iii.	The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Subsequent Closing, or any breach or failure to do so has been cured.

(c) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Subsequent Shares at the Subsequent Closing is subject to the fulfillment, on or before the Subsequent Closing, of each of the following conditions, unless waived:

i.	The board of directors of the Company shall have determined that the Subsequent Purchase Price is reasonable based on then prevailing market conditions and that the Subsequent Purchase is in the best interest of the Company and its stockholders; provided, for the avoidance of doubt, that the Company may decline to sell the Subsequent Shares for any reason in its sole discretion.

ii.	The Purchaser’s representations and warranties in SECTION 5 shall be true and correct in all material respects at the date of the Subsequent Closing, with the same force and effect as if they had been made on and as of said date.

iii.	The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchaser on or before the Subsequent Closing, or any breach or failure to do so has been cured.

3.6 Subsequent Closing Deliveries.

(a) Payment of the Subsequent Purchase Price at Subsequent Closing. At the Subsequent Closing, the Purchaser shall deliver, or cause to be delivered, to the Company, an amount equal to seventy-five million dollars ($75,000,000.00) by wire transfer of immediately available funds to an account set forth on Exhibit A under the heading “Company Wire Information”.

(b) Issuance of the Subsequent Shares at the Subsequent Closing. At the Subsequent Closing, the Company shall issue or cause the Company’s transfer agent to issue to the Purchaser the Subsequent Shares in global form through a restricted book-entry account maintained by the Company’s transfer agent registered in the name of V-Sciences Investments Pte Ltd, representing the number of Subsequent Shares purchased by the Purchaser at the Subsequent Closing against payment of $75,000,000.00 (including providing a copy of the irrevocable instructions delivered by the Company to the Company’s transfer agent instructing the transfer agent to issue the Subsequent Shares to the Purchaser by crediting the Subsequent Shares to an account of the Purchaser on the transfer agent’s restricted book-entry system on the date of the Subsequent Closing and confirmation from the transfer agent that such Subsequent Shares were so issued on the date thereof).

(c) Compliance Certificate. At the Subsequent Closing, the Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying to the fulfillment of the conditions set forth in Section 3.5(b).

(d) Legal Opinion. At the Subsequent Closing, the Purchaser shall cause to be delivered to the Purchaser the legal opinion of Latham & Watkins LLP in substantially the form of Exhibit C attached hereto.

SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

Except as set forth on the Schedule of Exceptions delivered to the Purchaser concurrently with the execution of this Agreement (the “Company Schedule of Exceptions”), or, with respect to the representations and warranties by the Company other than those set forth in Section 4.1, Section 4.2, Section 4.3, the first two sentences of Section 4.4, Section 4.5, Section 4.6, Section 4.7, the first sentence of Section 4.8, Section 4.8(ii), Section 4.10, Section 4.12, Section 4.14, Section 4.20, Section 4.21, Section 4.22, Section 4.25 and Section 4.27 only, as disclosed in the SEC Documents and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents, warrants and covenants to the Purchaser as follows:

4.1 Organization and Standing. The Company and each of its subsidiaries has been duly incorporated or organized and is validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, has full corporate or other power and authority necessary to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”).

4.2 Corporate Power; Authorization. The Company has all requisite corporate power, and the Company and its board of directors have taken all requisite corporate action, to authorize, execute and deliver the Transaction Agreements, to consummate the transactions contemplated herein and therein, including to sell, issue and deliver the Shares to the Purchaser, and to carry out and perform all of the Company’s obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.

4.3 Issuance and Delivery of the Shares. The Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other Person or any liens or encumbrances. Assuming the accuracy of the representations made by the Purchaser in Section 5, the offer and issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

4.4 SEC Documents; Financial Statements. The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission (the “Commission”) under Sections 13, 14(a) and 15(d) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since becoming subject to the requirements of the Exchange Act (the foregoing documents (together with any documents filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents as of their respective filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its subsidiaries, on a consolidated basis, set forth in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the financial position of the Company and its subsidiaries at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

4.5 Capitalization. All of the Company’s outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase securities. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock. As of August 18, 2017, there are no shares of Preferred Stock issued and outstanding and there are 51,359,187 shares of Common Stock issued and outstanding, of which no shares are owned by the Company. There are no other shares of any other class or series of capital stock of the Company issued or outstanding. The Company has no capital stock reserved for issuance, except that, as of August 18, 2017, there are 3,747,162, 7,449,812, 0 and 701,500 shares of Common Stock reserved for issuance pursuant to options and restricted stock units outstanding on such date pursuant to the Company’s 2010 Stock Incentive Plan (as amended to date, the “2010 Plan”), the Company’s 2014 Equity Incentive Plan (as amended to date, the “2014 Plan”), the Company’s 2014 Employee Stock Purchase Plan (as amended to date, the “ESPP”) and the Company’s 2016 Employment Commencement Incentive Plan (as amended to date, the “Inducement Plan”), respectively. As of August 18, 2017, there are no shares of Common Stock available for future issuance under the 2010 Plan, 224,682 shares of Common Stock available for future issuance under the 2014 Plan, 1,500,715 shares of Common Stock available for future issuance under the ESPP, and 292,500 shares of Common Stock available for future issuance under the Inducement Plan. As of August 18, 2017, there are 4,473,871 shares of Common Stock issuable upon conversion of the Company’s $100.0 million aggregate principal amount of senior convertible notes (the “Convertible Notes”). With the exception of the Convertible Notes, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding. Except as stated above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or Voting Debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Neither the execution of this Agreement nor the issuance of Common Stock or other securities pursuant to any provision of this Agreement will give rise to any preemptive rights or rights of first refusal on behalf of any Person or result in the triggering of any anti-dilution or other similar rights. Except as disclosed in the SEC Documents, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available upon request of the Purchaser, a true, correct and complete copy of the Certificate of Incorporation and Bylaws (each as defined in Section 4.8) and the Company shall not amend or otherwise modify the Certificate of Incorporation or Bylaws prior to the Initial Closing.

4.6 Litigation. There are no legal or governmental actions, suits or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign, which actions, suits or proceedings, individually or in the aggregate, could reasonably be expected to (a) challenge this Agreement or prohibit or delay the transactions contemplated herein or (b) have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have a Company Material Adverse Effect.

4.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority or the Trading Market on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for the filing of a Form D with the Commission under the Securities Act and compliance with the securities and blue sky laws in the states and other jurisdictions in which shares of Common Stock are offered and/or sold, which compliance will be effected by the Company in accordance with such laws.

4.8 No Default or Consents. Neither the Company nor any of its subsidiaries is in material violation or default under its organizational documents. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby (including the issuance, sale and delivery by the Company of the Shares) will: (i) give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties or businesses is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation (including federal and state securities laws and regulations) and the rules and regulations, assuming the correctness of the representations and warranties made by the Purchaser herein, of any self-regulatory organization to which the Company, any of its subsidiaries or their respective securities are subject) applicable to the Company or any of its subsidiaries, or (ii) violate or conflict with any provision of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”) or the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), except in the case of clause (i) as would not cause, either individually or in the aggregate, a Company Material Adverse Effect, and except for such consents or waivers which have already been obtained and are in full force and effect.

4.9 No Material Adverse Change. Since December 31, 2016, except as specifically disclosed in the SEC Reports, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Except for the transactions contemplated by this Agreement and the License Agreement, no event, liability or development has occurred or exists with respect to the Company, its subsidiaries or their respective businesses, properties, operations or financial conditions that would be required to be disclosed by the Company under applicable securities laws at the Effective Date that has not been publicly disclosed at least one Trading Market trading day prior to the Effective Date.

4.10 No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Shares.

4.11 No Integrated Offering. None of the Company or any of its affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including under the rules and regulations of the Trading Market.

4.12 Sarbanes-Oxley Act. To the Knowledge of the Company, the Company is in material compliance with the requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date hereof, and the rules and regulations promulgated by the Commission thereunder that are effective and applicable to the Company as of the date hereof.

4.13 Intellectual Property. To the Knowledge of the Company, the Company or one of its subsidiaries collectively own, possess, license or have rights to use, on terms that the Company believes to be reasonable, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets, know-how and other similar rights that are necessary or material for use in connection with their business as described in the SEC Documents (collectively, the “Intellectual Property Rights”). Neither the Company nor any of its subsidiaries has received a written notice that the Intellectual Property Rights used by the Company or any of its subsidiaries violates or infringes upon the rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its subsidiaries collectively have taken reasonably security measures to protect the secrecy and confidentiality of the Intellectual Property Rights (excluding any patents or patent applications that have or will become public), except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.14 Listing and Maintenance Requirements. The Company has not, in the two years preceding the date hereof, received notice from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is in compliance with the listing and maintenance requirements for continued listing of the Common Stock. The Company has no reason to believe that it will not for the foreseeable future continue to be in compliance with the listing and maintenance requirements for the continued listing of the Common Stock on the Trading Market. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the Trading Market and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Purchaser the Shares.

4.15 Disclosure. The Company understands and confirms that the Purchaser will rely on the representations, warranties and covenants set forth in this Section 4 in effecting the transactions contemplated by this Agreement. To the Knowledge of the Company, all due diligence materials regarding the Company and its business and the transactions contemplated hereby, furnished by or on behalf of the Company to the Purchaser upon its request are, when taken together with the SEC Documents, true and correct in all material respects and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, misleading.

4.16 Contracts.

(a) Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described, summarized or filed.

(b) The Material Contracts to which the Company or any of its subsidiaries is a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, except as rights to indemnity or contribution may be limited by federal or state securities laws.

4.17 Properties and Assets. The Company or one of its subsidiaries has good and marketable title to all the properties and assets described as owned by it in the latest Financial Statements set forth in the SEC Documents, free and clear of all liens, mortgages, pledges or encumbrances of any kind except (a) those, if any, reflected in such Financial Statements or (b) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company and its subsidiaries. The Company and each of its subsidiaries holds its leased properties under valid and binding leases. The Company and each of its subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.

4.18 Compliance. Neither the Company nor any of its subsidiaries has been advised, nor does the Company or any of its subsidiaries have any reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including all applicable local, state and federal environmental laws and regulations, and all applicable rules and regulations of the Food and Drug Administration (the “FDA”), and all applicable laws, statutes, ordinances, rule or regulations (including the Federal Food, Drug And Cosmetic Act of 1938, as amended, and similar foreign laws and regulations) enforced by the FDA or equivalent foreign authorities, except where failure to be so in compliance would not have a Company Material Adverse Effect.

4.19 Taxes. The Company and each of its subsidiaries has filed on a timely basis (giving effect to extensions) all required federal, state and foreign income and franchise tax returns and has timely paid or accrued all taxes shown as due thereon, including interest and penalties, and to the Knowledge of the Company there is no tax deficiency that has been or might be asserted or threatened against it or any of its subsidiaries that could have a Company Material Adverse Effect. All tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company and its subsidiaries.

4.20 Investment Company. Neither the Company nor any of its subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

4.21 Insurance. The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for businesses, including directors’ and officers’ liability insurance and insurance covering all real and personal property owned or leased by the Company or any of its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect.

4.22 Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Shares.

4.23 Governmental Permits, Etc. The Company and each of its subsidiaries has all franchises, licenses, permits, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company or such subsidiary, as applicable, as currently conducted, except where the failure to possess currently such franchises, licenses, permits, certificates and other authorizations is not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written notice regarding any revocation or material modification of any such franchise, license, permit, certificate or other authorization.

4.24 Internal Control over Financial Reporting. The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. To the Knowledge of the Company, since the end of the Company’s most recent audited fiscal year, there has been no material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

4.25 Foreign Corrupt Practices. None of the Company, its subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26 Employee Relations. The Company believes that its relations with its employees are good. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. To the Knowledge of the Company, no executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant involving or otherwise affecting such executive officer’s relationship with the Company, and the continued employment of each such executive officer does not subject the Company to any material liability with respect to any of the foregoing matters.

4.27 ERISA. The Company and each of its subsidiaries is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any material liability; neither the Company nor any of its subsidiaries has incurred or expects to incur material liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (b) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company or any of its subsidiaries would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

4.28 No “Bad Actor” Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Knowledge of the Company, any Company Covered Person (as defined below), except for a Disqualification Event to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

5.1 Except as set forth on the Schedule of Exceptions delivered to the Company concurrently with the execution of this Agreement (the “Purchaser Schedule of Exceptions”), the Purchaser represents and warrants to and covenants with the Company that:

(a) The Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information the Purchaser knows about and deems relevant (including the SEC Documents) in making an informed decision to purchase the Shares.

(b) The Purchaser is acquiring the Shares pursuant to this Agreement for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other Persons regarding the distribution of such Shares, except in compliance with Section 5.1(c).

(c) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

(d) The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a Qualified Institutional Buyer within the meaning of Rule 144A promulgated under the Securities Act.

(e) The Purchaser has all requisite corporate power, and has taken all requisite corporate action, to authorize, execute and deliver this Agreement and each of the other agreements and instruments contemplated herein to which the Purchaser is a party, to consummate the transactions contemplated herein and therein and to carry out and perform all of the Purchaser’s obligations hereunder and thereunder. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.

(f) The Purchaser is not a broker or dealer registered pursuant to Section 15 of the Exchange Act (a “registered broker dealer”) and is not an affiliate of a registered broker dealer. The Purchaser is not party to any agreement for distribution of any of the Shares.

(g) As the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any government or other consents that may need to be obtained and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

(h) The Purchaser is not a U.S. Person as defined in Rule 902(k) of Regulation S under the Act. The offer and sale of the Shares to the Purchaser was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and the Purchaser is not acquiring the Securities for the account or benefit of any U.S. Person.

(i) The Purchaser will not, during the Restricted Period applicable to the Shares set forth in the legend set forth below in Exhibit D (the “Restricted Period”) and to any certificate representing the Securities, offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S; and

(j) The Purchaser will, after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer the Securities (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.

5.2 The Purchaser has not, either directly or indirectly through an affiliate, agent or representative of the Company, engaged in any transaction in the securities of the Company other than with respect to the transactions contemplated herein, since the time that the Purchaser was first contacted by the Company or any other Person regarding the transactions contemplated hereby until the date hereof, except as set forth in filings made with the Commission pursuant to the Exchange Act.

5.3 The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.4 Legends. Purchaser understands that, until such time as the Shares have been registered for resale under the Securities Act, sold pursuant to the Registration Statement or the Shares may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificates representing the Shares, whether maintained in a book entry system or otherwise, may bear one or more legends in substantially the following form and substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND, IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE FROM IT OF SUCH RESALE RESTRICTIONS.”

In addition any stock certificates, whether maintained in a book entry system or otherwise, representing the Shares may contain:

(a) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the sale of such Shares hereunder; and

(b) A legend regarding certain Regulation S related restrictions set forth in Exhibit D hereto, in the form included therein.

(c) A legend regarding affiliate status of the Purchaser set forth in Exhibit E hereto, in the form included therein.

5.5 Restricted Securities. The Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 6. BROKER’S FEE.

Each of the Company and the Purchaser hereby represents that there are no brokers or finders retained by, or otherwise acting on behalf of, it or any of its affiliates and entitled to compensation in connection with the sale of the Shares, and shall indemnify the other party hereto for any such compensation that the other party hereto actually pays to any such broker or finder.

SECTION 7. COVENANTS.

7.1 Use of Proceeds. The Company agrees that proceeds from the sale of the Shares pursuant to this Agreement shall be used for completion of development and registration of CHS-1701, the launch of CHS-1701, the development and registration of the Company’s CHS-1420 biosimilar product candidate, the development and registration of the Company’s CHS-3351 biosimilar product candidate and for general corporate purposes. The Company shall not use proceeds of the offering to pay any dividend or make any distribution of any kind on the Company’s capital stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock, any options or other rights to acquire shares of capital stock of the Company, except for the repurchase of such securities from former employees of or consultants to the Company at the original issue price paid therefor pursuant to contractual rights of the Company upon the termination of such employees’ or consultants’ employment by or provision of service to the Company.

7.2 Form D; Blue Sky Filings. The Company agrees to file a Form D with respect to the Shares as required under Regulation D of the Securities Act. The Company will take such action as the Company shall reasonably determine is necessary in order to obtain an exemption from, or to qualify the Shares for, sale to the Purchaser at each of the Closings respectively pursuant to this Agreement under applicable securities of “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon the written request of the Purchaser.

7.3 NASDAQ. The Company will notify the Trading Market of the proposed listing of the Shares contemplated hereby. As soon as reasonably practicable following each of the Closings respectively the Company will take all actions necessary to ensure to the Shares are listed on the Trading Market.

7.4 Lock-up. Purchaser agrees to abide by the terms of the Lock-up set forth in Exhibit F for a period of (a) six months beginning on the Initial Closing Date (the “Initial Period”) and (b) six months beginning on the Subsequent Closing Date (the “Subsequent Period” and, together with the “Initial Period”, the “Lock-up Period”); provided that such obligation shall be suspended where the Company:

(a) is in material breach of any of its representations and warranties in Section 4 or any of its covenants under this SECTION 7 and such breach has not been cured in all material respects;

(b) is in material breach of any of its representations, warranties or covenants contained in the Registration Rights Agreement and such breach has not been cured in all material respects;

(c) has experienced a Material Adverse Effect and such Material Adverse Effect is ongoing or remains uncured; or

(d) has issued equity securities in another financing transaction where the purchasers of such securities (excluding, for the avoidance of doubt, any underwriters, sales agents, brokers or similar intermediaries not the ultimate principals to such transaction) are not subject to a Lock-up with materially comparable terms to the Lock-up set forth in Exhibit F.

7.5 Transfer Taxes.

(a) On the date of the Initial Closing, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the issuance, sale and delivery of the Initial Shares to the Purchaser hereunder will be fully paid or provided for by the Company and all laws imposing such taxes will have been fully complied with and the Purchaser and its affiliates shall have no obligation therefor.

(b) On the date of the Subsequent Closing, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the issuance, sale and delivery of the Subsequent Shares to the Purchaser hereunder will be fully paid or provided for by the Company and all laws imposing such taxes will have been fully complied with and the Purchaser and its affiliates shall have no obligation therefor.

SECTION 8. NOTICES.

All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile or electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows:

(a) if to the Company, to:

Coherus Biosciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA, USA 94065

Attn: ############# #####

Email: ###############

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Alan C. Mendelson, Esq.

Fax: (650) 463-2600

Email: alan.mendelson@lw.com

or to such other Person at such other place as the Company shall designate to the Purchaser in writing; and

(b) if to the Purchaser, to:

V-Sciences Investments Pte Ltd

60B Orchard Road #06-18

Tower 2, The Atrium@Orchard

Singapore 238891

Attention: #### ####

Email: ###############

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

San Francisco, California 94105

Attn: Alfredo B. D. Silva, Esq.

          John M. Rafferty, Esq.

Fax: (415) 268-7522

Email: asilva@mofo.com

            jrafferty@mofo.com

or to such other Person at such other place as the Purchaser shall designate to the Company in writing.

SECTION 9. MISCELLANEOUS.

9.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser, in the case of any change, discharge, termination, modification, or of the party hereto against whom the waiver is to be effective, in the case of a waiver.

9.2 Headings; Interpretation. The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” All references in this Agreement to “dollars” or “$” shall mean United States dollars. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” or “includes” means “including without limitation” or “includes without limitation.”

9.3 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.4 Survival. The representations and warranties contained herein shall survive the Initial Closing and the delivery of the Shares for a period of three (3) years after the date hereof; provided, however, that notwithstanding the foregoing in this Section 9.4, the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, the first two sentences of Section 4.4, Section 4.5, Section 4.7, the first sentence of Section 4.8, Section 4.8(ii), Section 4.14, Section 5.1(e) and SECTION 6 shall survive until the expiration of the applicable statute of limitations. The agreements and covenants contained herein shall survive for the applicable statute of limitations

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, U.S.A., without regard to its or any other jurisdiction’s choice of law rules. Any and all disputes arising out of, concerning, or related to this Agreement, or to the interpretation, performance, breach or termination thereof shall be referred to and resolved by arbitration administered in the City and County of San Francisco, California, in accordance with the then current Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or its successor, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by a single arbitrator appointed by JAMS in accordance with its rules. The decision of the arbitrator as to any claim or dispute shall be final, binding, and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. In the event that recourse to the courts shall be necessary for the purpose of determining any question of law required to be determined for arbitration or for interim or conservatory relief, including a temporary restriction order or preliminary injunction (as necessary), the parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts of San Francisco, California, agree not to commence any suit, action or proceeding relating thereto except in such courts, and waive, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such courts on the basis of any objection to personal jurisdiction or venue. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

9.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement to any affiliate of the Purchaser to whom the Purchaser assigns or transfers any Shares, provided such affiliate-transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchaser.”

9.8 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party hereto shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated hereby.

9.9 Entire Agreement. This Agreement, the License Agreement and the other documents and instruments delivered pursuant hereto or thereto, including the exhibits hereto or thereto, the Company Schedule of Exceptions, the Purchaser Schedule of Exceptions and the Registration Rights Agreement, constitute the full and entire understanding and agreement between the parties hereto with regard to the subjects hereof and thereof.

9.10 Payment of Fees and Expenses. Except as otherwise provided herein or in the other documents or instruments contemplated hereby, including in the Registration Rights Agreement, each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.11 Further Actions. Each party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement and the Registration Rights Agreement.

9.12 Form 8-K. On or before the fourth (4th) business day following the Effective Date, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by this Agreement and the Registration Rights Agreement. The Company shall provide the Purchaser an opportunity to review and comment on the disclosure to be included in such Current Report on Form 8-K. Except for the Current Report on Form 8-K contemplated by this Section 9.12, all public announcements regarding this Agreement shall be issued only in accordance with Section 9.13.

9.13 Public Announcement. No press release or, except to the extent required under applicable law (in which case the disclosing party shall use reasonable efforts to give the other party hereto an opportunity to review and comment on such disclosure in advance of its public release), other public announcement shall be made, directly or indirectly, by either party hereto concerning the execution of this Agreement, the terms and conditions hereof or the consummation of the transactions contemplated hereby, in each case without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	Chief Executive Officer

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PURCHASER: V-SCIENCES INVESTMENTS PTE LTD

By:	/s/ Khoo Shih
Name:	Khoo Shih
Title:	Authorized Signatory

[Signature Page – Stock Purchase Agreement]

EXHIBIT A

Company Wire Instructions

EXHIBIT B

Form of Registration Rights Agreement

[see attached]

EXHIBIT C

Legal Opinion

[see attached]

EXHIBIT D

Form of Regulation S Legend

“PRIOR TO [_____ __, 201_]*, THESE SECURITIES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(K) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO [_____ __, 201_]*, MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO [_____ __, 201_]* RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(K) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.”

*	The twelve-month anniversary of the Initial Closing Date or Subsequent Closing Date, as applicable.

EXHIBIT E

Form of Affiliate Legend

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN AFFILIATE OF THE ISSUER AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

EXHIBIT F

Lock-up Terms

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (the “Agreement”) made as of August 21, 2017 by and among Coherus BioSciences, Inc., a Delaware corporation (the “Company”) and V-Sciences Investments Pte Ltd, a private limited Singapore company (the “Purchaser”).

During the Lock-up Period, the Purchaser shall not, without the prior written consent of the Company, subject to the exceptions set forth below, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, par value $0.0001, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the Purchaser in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Lock-up Shares”), or publicly disclose the intention to make any offer, sale, pledge or disposition or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in each case other than (A) transfers of the Lock-up Shares as a bona fide gift or gifts, (B) transfers or dispositions of the Lock-up Shares to any trust for the direct or indirect benefit of the Purchaser or the immediate family of the Purchaser, (C) distributions by a trust to its beneficiaries, (D) transfers or dispositions of the Lock-up Shares to any corporation, partnership, limited liability company or other entity, all of the beneficial ownership interests of which are held by the Purchaser or the immediate family of the Purchaser, (E) transfers or dispositions of the Lock-up Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Purchaser, (F) transfers of the Lock-up Shares to partners, members or stockholders of the Purchaser, or to another partnership, limited liability company, corporation or other business entity that controls, is controlled by or is under common control with the Purchaser, (G) transfers that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (H) transfers or dispositions of securities acquired in open-market transactions or (I) the entry into any plan under Rule 10b5-1 of the Exchange Act; provided that (x) in the case of any transfer or distribution pursuant to clauses (A) – (G), each transferee, donee or distributee shall execute and deliver to the Company a lock-up letter agreeing to these Lock-up Terms; (y) no sales shall be permitted to be made under such plan prior to the expiration of the Lock-up Period; and (z) in the case of any transfer, disposition or distribution pursuant to clause (A) – (I), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-up Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of these Lock-up Terms, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, notwithstanding the restrictions imposed by these Lock-up Terms, the Purchaser may, without the prior written consent of the Company, (i) exercise an option or warrant (including a net or cashless exercise of an option or warrant) to purchase shares of Common Stock or preferred stock, par value $0.0001, of the Company (the “Preferred Stock”), and transfer shares of Common Stock to the Company to cover tax withholding obligations of the Purchaser in connection with any such option exercise, provided that the underlying shares of Common Stock or Preferred Stock shall continue to be subject to the restrictions on transfer set forth in these Lock-up Terms, (ii) transfer any shares of Common Stock pursuant to a trading plan established prior to the date hereof pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Purchaser or the Company regarding any such transfer, such announcement or filing shall include a statement to the effect that any transfer was effected pursuant to such plan, (iii) establish a trading plan after the date hereof pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock, provided that such plan does not provide for any transfers of Common Stock during the Lock-up Period, and (iv) transfer or dispose of shares of Common Stock acquired on the open market (i.e. those shares of Common Stock not acquired pursuant to the Agreement), provided that, with respect to each of (i), (iii) and (iv) above, no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Lock-up Period.

All authority herein conferred or agreed to be conferred and any obligations of the Purchaser shall be binding upon the successors, assigns, heirs or personal representatives of the Purchaser.